Exhibit 99.1

Leap Reports Nearly 30 Percent Year-Over-Year Improvements in Second Quarter Adjusted OIBDA and Service Revenues

~ Company Ends Quarter With 4.5 Million Customers, A 37 Percent Year-Over-Year Increase ~

Note: A webcast of Leap’s conference call and accompanying presentation slides will be available at 5:00 p.m. EDT today at http://investor.leapwireless.com.

SAN DIEGO--(BUSINESS WIRE)--August 6, 2009--Leap Wireless International, Inc. (NASDAQ: LEAP), a leading provider of innovative and value-driven wireless communications services, today reported financial and operational results for the quarter ended June 30, 2009. Service revenues for the second quarter increased 30 percent over the prior year quarter to $541.6 million. The Company reported adjusted operating income before depreciation and amortization (OIBDA) of $137.8 million for the second quarter of 2009, an increase of approximately $31.1 million, or 29 percent, over the prior year period. Adjusted OIBDA for the Company’s existing business was $191.5 million, an increase of approximately $37 million, or 24 percent, over the prior year period. Operating income for the second quarter of 2009 was $26.3 million, compared to operating income of $14.5 million for the second quarter of 2008, an increase of $11.8 million, or approximately 81 percent.

The Company reported approximately 203,000 net customer additions, an increase of 19 percent from the second quarter of 2008. Second quarter customer additions included approximately 184,000 net voice additions in the Company’s expansion markets (those markets that launched service after December 31, 2007); a net loss of approximately 25,000 voice customers in the Company’s existing markets (those markets in operation prior to December 31, 2007); and approximately 44,000 net broadband additions. Churn for the quarter was 4.4 percent.

“The Company delivered solid financial performance in the second quarter and for the first half of the year. We believe this solid performance reflects our ability to execute on our long-term strategy. The rapid transformations taking place within the wireless industry have not changed our positive long-term view, but will have an impact on our performance for the balance of 2009, and the outlook for the Company has been revised appropriately. Our superior products, state-of-the-art 3G network, broad and diverse distribution channels and value leadership supported by our industry-leading cost structure provide us with a long-term competitive advantage to attract and retain customers in the wireless marketplace,” said Doug Hutcheson, Leap's president and chief executive officer.

“The Company is pleased with the progress we are making to strengthen and expand our business position,” continued Hutcheson. “The Company launched the Baltimore-Washington, D.C. market in late June, successfully completing the build-out of markets covering approximately 36 million covered POPs in the first phase of our AWS expansion. We have continued to develop our Cricket Broadband service, and an increasing number of customers are subscribing to the service. In addition, the Company has recently announced enhanced service plans, added features and expanded coverage plans, and we expect to selectively expand into new and existing national retail channels prior to the holiday buying season. We believe that all of these actions will strengthen the Company’s position in today’s increasingly competitive environment.”

Financial Results and Operating Metrics (1)
(Unaudited; in millions, except for customer data, operating metrics and per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2009	2008	Change	2009	2008	Change
Service revenues	$541.6	$417.1	29.8%	$1,055.6	$816.1	29.3%
Existing business service revenues(2)	$439.9	$407.2	8.0%	$883.9	$806.1	9.7%
Total revenues	$597.4	$474.9	25.8%	$1,184.4	$943.2	25.6%
Operating income	$26.3	$14.5	81.4%	$25.3	$40.5	(37.5%)
Adjusted OIBDA	$137.8	$106.7	29.1%	$234.6	$225.4	4.1%
Adjusted OIBDA as a percentage of service revenues	25%	26%	--	22%	28%	--
Existing business adjusted OIBDA(2)	$191.5	$154.5	23.9%	$355.9	$289.4	23.0%
Existing business adjusted OIBDA as a percentage of existing business service revenues	43.5%	37.9%	--	40.3%	35.9%	--
Net loss	$(61.2)	$(24.6)	--	$(108.5)	$(41.5)	--
Diluted net loss per share	$(0.89)	$(0.39)	--	$(1.63)	$(0.67)	--
Gross customer additions(3)	790,933	542,005	45.9%	1,680,844	1,092,525	53.8%
Net customer additions(4)	202,767	171,171	18.5%	695,520	401,233	73.3%
End of period customers	4,540,180	3,305,251	37.4%	4,540,180	3,305,251	37.4%
Weighted-average customers	4,432,381	3,162,058	40.2%	4,245,621	3,059,252	38.8%
Churn(4)	4.4%	3.8%	--	3.9%	3.8%	--
End of period covered POPS	~ 91.1	~ 61.7	47.6%	~ 91.1	~ 61.7	47.6%
Average revenue per user (ARPU)	$40.73	$43.97	(7.4%)	$41.44	$44.46	(6.8%)
Cash costs per user (CCU)	$18.42	$21.01	(12.3%)	$19.19	$21.36	(10.2%)
Cost per gross addition (CPGA)	$201	$205	(2.0%)	$198	$182	8.8%
Cash purchases of property and equipment	$224.1	$181.1	23.7%	$425.9	$338.3	25.9%
Unrestricted cash, cash equivalents and short-term investments	$713.8	$934.4	(23.6%)	$713.8	$934.4	(23.6%)

(1) For a reconciliation of non-GAAP financial measures, please refer to the section entitled “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” included at the end of this release. Information relating to population and potential customers (POPs) is based on population estimates provided by Claritas Inc. for the relevant year.

(2) The term “existing markets” in this release refers to the Company’s markets in service on December 31, 2007, and the term “expansion markets” refers to the Company’s markets which launched service after December 31, 2007. The term “existing business” refers to the Company’s business operations in existing markets, excluding any effects of the Company’s Cricket Broadband service.

(3) The Company recognizes a gross customer addition for each Cricket Wireless, Cricket Broadband and Cricket PAYGo™ line of service activated by a customer.

(4) Results for net customer additions and churn for the three and six months ended June 30, 2008 exclude customers acquired from Hargray Communications Group in markets in South Carolina and Georgia in April 2008.

Discussion of Financial and Operational Results for the Quarter

  Service revenues increased 30 percent year-over-year, and 5 percent over the first quarter of 2009, to $541.6 million. These increases were the result of a 40 percent year-over-year increase in weighted-average customers primarily due to new market launches, customer growth in the Company’s existing markets and customer acceptance of the Company’s Cricket Broadband service, offset by a 5.1 percent year-over-year decline in ARPU for voice services in the Company’s existing markets.
  Second quarter 2009 operating income of $26.3 million increased by $11.8 million over the comparable period of the prior year, reflecting the year-over-year increase in service revenues, continued cost management and resulting benefits of scale.
  Adjusted OIBDA of $137.8 million for the second quarter of 2009 includes $53.7 million in negative OIBDA associated with the Company’s new initiatives, including its launch of new markets and expenses associated with its Cricket Broadband service. Existing business adjusted OIBDA for the second quarter of 2009 was $191.5 million, compared to $154.5 million in the second quarter of 2008.
  Net loss for the second quarter of 2009 was $61.2 million, compared to a net loss of $24.6 million for the comparable period of the prior year. Diluted net loss per share for the second quarter of 2009 was $0.89, compared to diluted net loss per share of $0.39 for the comparable period of the prior year. The $0.50 year-over-year increase in diluted net loss per share reflects approximately $0.37 of non-recurring loss per share resulting from the Company’s repayment in June 2009 of amounts under its $1.1 billion credit facility and approximately $0.26 of loss per share due to increased interest expense from the Company’s issuance of senior and convertible senior notes in June 2008 and June 2009.
  End-of-period customers for the second quarter of 2009 were 4,540,180, a 37 percent increase from end-of-period customers for the second quarter of 2008.
  Customer churn for the second quarter of 2009 was 4.4 percent, an increase from 3.8 percent in the comparable period of the prior year, primarily reflecting expected tenure effects associated with the Company’s expansion markets as well as the impacts of the current economic and competitive environment.
  Second quarter 2009 ARPU declined 7 percent from the prior year quarter, reflecting changes in product mix for our Cricket Wireless service plans and increased customer acceptance of the Company’s Cricket Broadband and Cricket PAYGo services, which are generally priced lower than the Company’s most popular Cricket Wireless service plans.
  Capital expenditures during the second quarter of 2009 were $224.1 million, including expenditures associated with the build-out of new markets and capitalized interest.

Other Key Operational Highlights

  Introduced Cricket service to approximately 7.2 million POPs in the greater Baltimore and Washington, D.C. area during the second quarter of 2009.
  Launched three new tri-band phones: the Motorola Hint, Cricket’s first 3G messaging device; the Motorola Evoke, Cricket’s first touch-screen device; and the Samsung MyShot II, which includes Cricket My Home Screen.
  Significantly strengthened the Company’s balance sheet and liquidity through the private and public issuances of senior secured notes and common stock, providing approximately $395 million of net proceeds to the Company after deducting issuance discounts, repayment of all amounts under the Company’s senior secured credit agreement, unwinding of associated interest rate swap agreements, and payment of other fees and expenses.

“We believe that the second quarter results reflect the fundamental strength of our business and underlying cost structure,” said Walter Berger, Leap’s executive vice president and chief financial officer. “The benefits of our growing scale are evident in the 29 percent year-over-year increase in adjusted OIBDA and 44 percent adjusted OIBDA margins delivered by our existing business. As we look ahead, we have updated our business outlook to reflect the investments we intend to make to meet challenges to our business. In support of these actions, we also expect to launch additional productivity and process improvement initiatives beginning in the second half of 2009 that we believe will help capture incremental opportunities and cost efficiencies we have identified and accelerate the benefits of scale we are experiencing as our business grows. We believe that our strong balance sheet, growing cash flows and disciplined focus on cost management strongly position us to meet the challenges facing our business and put us at the forefront in an industry where a low cost structure and strong liquidity are significant competitive advantages.”

Updated Business Outlook

The Company has updated its business outlook for fiscal years 2009 and 2010 to reflect its current expectations for customer growth and financial results as a result of recently emerging challenges in the competitive environment, actions the Company is taking to increase the number of customers using its Cricket services, and the evolving challenges our customers face in the economic environment.

The following forward-looking statements are based on management's current plans and its review of current operating, financial and competitive information and projections regarding the Company’s future performance, which are dynamic and subject to change. These forward-looking statements are qualified in that regard and speak only of management's views as of the date of this release. The Company does not undertake any obligation to publicly update or revise these forward-looking projections, whether as a result of new information, future events or otherwise. Actual results could differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with the Company’s business. Factors that could cause actual results to differ from these forward-looking statements are described later in this release.

  Net customer additions for fiscal year 2009 are expected to be approximately 1.5 million, which includes voice and broadband additions in the Company’s existing and expansion markets. The Company previously estimated that net customer additions for fiscal year 2009 would be greater than 1.5 million.
  Adjusted OIBDA for fiscal year 2009 is expected to be approximately $500 million. The Company previously estimated that fiscal year 2009 adjusted OIBDA would be between $560 million and $640 million. The Company’s revised projection reflects the Company’s updated expectation regarding the number and timing of its net customer additions in 2009 and the financial impacts of actions the Company is taking to increase the number of customers using its Cricket services, offset in part by cost reduction initiatives the Company is pursuing.
  Capital expenditures for fiscal year 2009, excluding capitalized interest costs, are expected to be between $650 million and $700 million. The Company previously estimated that capital expenditures for fiscal year 2009, excluding capitalized interest costs, would be between $625 million and $725 million. The Company’s narrowed projection reflects the amount of capital already spent or committed to launch and complete the build-out of Company’s new markets, capital expenditures required to support the ongoing growth and development of the Company’s existing network in light of projected 2009 customer growth and other planned capital projects.
  During the three months ended June 30, 2009, the Company and its joint venture partner completed the launch of new markets covering approximately 36 million additional POPs. In addition to these markets, the Company has identified approximately 16 million additional POPs that it could elect to cover with Cricket service in the future using its existing wireless licenses. The Company intends to consider the timing of any launch of these additional POPs in the future as it evaluates possible business expansion efforts that it could pursue.
  Adjusted OIBDA is expected to grow at a compound annual growth rate of approximately 30 percent from 2007 through 2010, excluding any effects of pursuing other significant business opportunities. The Company previously estimated that adjusted OIBDA would grow at a compound annual growth rate of 35 percent or greater from 2007 through 2010.

Conference Call Information

As previously announced, Leap management will host a conference call with live webcast at 5:00 p.m. EDT / 2:00 p.m. PDT today to discuss these results. Other forward-looking and material information may also be discussed during this call.

To listen live via telephone, dial 1-866-713-8307 (domestic) or 1-617-597-5307 (international) and enter passcode number 39653317. If listening via telephone, the accompanying presentation slides may be accessed by visiting http://investor.leapwireless.com. Listeners should navigate to the webcast and choose the 'Live Phone' option to view the slides in conjunction with the live conference call. Individuals dialing into the live call are encouraged to call in 15 minutes prior to the start time in order to register and be placed into the call.

To listen live via webcast and view accompanying presentation slides, visit http://investor.leapwireless.com. Please choose the 'webcast' option to view the slides in conjunction with the webcast.

An online replay and downloadable MP3 of the event will be available on the Company’s website shortly after the live call and will be accessible for a limited period of time. A telephonic replay will be available two hours after the call’s completion and can be accessed by dialing 1-888-286-8010 (domestic) or 1-617-801-6888 (international) and entering conference ID number 43795985.

About Leap

Leap provides innovative, high-value wireless services to a fast-growing, young and ethnically diverse customer base. With the value of unlimited wireless services as the foundation of its business, Leap pioneered its Cricket® service. The Company and its joint ventures operate in 34 states and the District of Columbia and hold licenses in 35 of the top 50 U.S. markets. Through its affordable, flat-rate service plans, Cricket offers customers a choice of unlimited voice, text, high-speed data and mobile Web services. Headquartered in San Diego, Calif., Leap is traded on the NASDAQ Global Select Market under the ticker symbol “LEAP.” For more information, please visit www.leapwireless.com.

Notes Regarding Non-GAAP Financial Measures

Information presented in this press release and in the attached financial tables includes financial information prepared in accordance with generally accepted accounting principles in the U.S., or GAAP, as well as non-GAAP financial measures. Generally, a non-GAAP financial measure, within the meaning of Item 10 of Regulation S-K promulgated by the Securities and Exchange Commission (SEC), is a numerical measure of a company’s financial performance or cash flows that (a) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, which are included in the most directly comparable measure calculated and presented in accordance with GAAP in the consolidated balance sheets, consolidated statements of operations or consolidated statements of cash flows; or (b) includes amounts, or is subject to adjustments that have the effect of including amounts, which are excluded from the most directly comparable measure so calculated and presented. As described more fully in the notes to the attached financial tables, management supplements the information provided by financial statement measures with several customer-focused performance metrics that are widely used in the telecommunications industry. Adjusted OIBDA, Existing Business Adjusted OIBDA, CPGA, and CCU are non-GAAP financial measures. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. Reconciliations of non-GAAP financial measures used in this release to the most directly comparable GAAP financial measures can be found in the section entitled “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” included toward the end of this release.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations based on currently available operating, financial and competitive information, but are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements. Our forward-looking statements include our discussions in “Updated Business Outlook” for fiscal years 2009 and 2010 and future years and our expectations regarding future growth, spending, results of operations and customer penetration, and are generally identified with words such as “believe,” “expect,” “intend,” “plan,” “could,” “may” and similar expressions. Risks, uncertainties and assumptions that could affect our forward-looking statements include, among other things:

  our ability to attract and retain customers in an extremely competitive marketplace;
  the duration and severity of the current recession in the United States and changes in economic conditions, including interest rates, consumer credit conditions, consumer debt levels, consumer confidence, unemployment rates, energy costs and other macro-economic factors that could adversely affect demand for the services we provide;
  the impact of competitors’ initiatives;
  our ability to successfully implement product offerings and execute effectively on our other strategic activities;
  our ability to obtain roaming services from other carriers at cost-effective rates;
  our ability to maintain effective internal control over financial reporting;
  delays by existing U.S. government and other private sector wireless operations in clearing the Advanced Wireless Services spectrum, some of which users are permitted to continue using the spectrum for several years;
  our ability to attract, motivate and retain an experienced workforce;
  our ability to comply with the covenants in any credit agreement, indenture or similar instrument governing any of our existing or future indebtedness;
  failure of our network or information technology systems to perform according to expectations; and
  other factors detailed in the section entitled “Risk Factors” included in our periodic reports filed with the SEC, including our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, which we expect to file shortly with the SEC, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed with the SEC on May 11, 2009.

All forward-looking statements included in this news release should be considered in the context of these risks. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on our forward-looking statements.

Leap is a U.S. registered trademark and the Leap logo is a trademark of Leap. Cricket, Jump, the Cricket “K” and Flex Bucket are U.S. registered trademarks of Cricket. In addition, the following are trademarks or service marks of Cricket: BridgePay, Cricket By Week, Cricket Choice, Cricket Connect, Cricket Nation and Cricket Wireless Internet Service. All other trademarks are the property of their respective owners.

LEAP WIRELESS INTERNATIONAL, INC. CONSOLIDATED BALANCE SHEETS (1) (In thousands, except share amounts)

	June 30,	December 31,
	2009	2008
Assets	(Unaudited)
Cash and cash equivalents	$329,725	$357,708
Short-term investments	384,035	238,143
Restricted cash, cash equivalents and short-term investments	3,248	4,780
Inventories	77,442	100,170
Deferred charges	32,507	26,123
Other current assets	63,774	51,948
Total current assets	890,731	778,872
Property and equipment, net	2,061,607	1,842,718
Wireless licenses	1,919,595	1,841,798
Assets held for sale	1,987	45,569
Goodwill	430,101	430,101
Other intangible assets, net	27,040	29,854
Other assets	98,034	83,945
Total assets	$5,429,095	$5,052,857
Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$306,911	$325,294
Current maturities of long-term debt	6,000	13,000
Other current liabilities	175,105	162,002
Total current liabilities	488,016	500,296
Long-term debt	2,754,253	2,566,025
Deferred tax liabilities	232,013	217,631
Other long-term liabilities	82,840	84,350
Total liabilities	3,557,122	3,368,302
Redeemable noncontrolling interests	77,811	71,879
Stockholders’ equity:
Preferred stock — authorized 10,000,000 shares, $.0001 par value; no shares issued and outstanding	—	—
Common stock — authorized 160,000,000 shares, $.0001 par value; 77,407,828 and 69,515,526 shares issued and outstanding at June 30, 2009 and December 31 2008, respectively	8	7
Additional paid-in capital	2,117,341	1,835,468
Accumulated deficit	(323,992)	(216,877)
Accumulated other comprehensive income (loss)	805	(5,922)
Total stockholders’ equity	1,794,162	1,612,676
Total liabilities and stockholders’ equity	$5,429,095	$5,052,857

LEAP WIRELESS INTERNATIONAL, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (1) (2) (Unaudited and in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Revenues:
Service revenues	$541,585	$417,143	$1,055,590	$816,072
Equipment revenues	55,823	57,715	128,805	127,170
Total revenues	597,408	474,858	1,184,395	943,242
Operating expenses:
Cost of service (exclusive of items shown separately below)	154,567	118,857	298,911	230,027
Cost of equipment	127,775	105,127	285,571	219,348
Selling and marketing	96,688	74,276	200,211	132,376
General and administrative	90,938	77,233	187,115	153,140
Depreciation and amortization	99,621	86,167	189,354	168,806
Total operating expenses	569,589	461,660	1,161,162	903,697
Gain (loss) on sale or disposal of assets	(1,554)	1,252	2,027	961
Operating income	26,265	14,450	25,260	40,506
Equity in net income (loss) of investee	515	(295)	1,994	(1,357)
Interest income	642	2,586	1,587	7,367
Interest expense	(49,060)	(30,401)	(90,911)	(63,758)
Other expense, net	(46)	(307)	(109)	(4,343)
Loss on extinguishment of debt	(26,310)	--	(26,310)	--
Loss before income taxes	(47,994)	(13,967)	(88,489)	(21,585)
Income tax expense	(13,189)	(10,679)	(20,054)	(19,957)
Net loss	(61,183)	(24,646)	(108,543)	(41,542)
Accretion of redeemable noncontrolling interests, net of tax	(1,568)	(1,910)	(4,504)	(3,833)
Net loss attributable to common stockholders	$(62,751)	$(26,556)	$(113,047)	$(45,375)
Loss per share attributable to common stockholders:
Basic	$(0.89)	$(0.39)	$(1.63)	$(0.67)
Diluted	$(0.89)	$(0.39)	$(1.63)	$(0.67)
Shares used in per share calculations:
Basic	70,540	67,991	69,371	67,963
Diluted	70,540	67,991	69,371	67,963

LEAP WIRELESS INTERNATIONAL, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (1) (2) (Unaudited and in thousands)

	Six Months Ended June 30,
	2009	2008
Operating activities:
Net cash provided by operating activities	$143,764	$181,590
Investing activities:
Acquisition of a business, net of cash acquired	—	(31,322)
Purchases of property and equipment	(425,926)	(338,287)
Change in prepayments for purchases of property and equipment	(830)	(5,644)
Purchases of and deposits for wireless licenses and spectrum clearing costs	(31,945)	(72,713)
Return of deposit for wireless licenses	—	70,000
Proceeds from sale of wireless licenses and operating assets	2,965	—
Purchases of investments	(436,051)	(297,784)
Sales and maturities of investments	290,599	186,446
Purchase of membership units of equity method investment	—	(1,033)
Change in restricted cash	706	(1,309)
Net cash used in investing activities	(600,482)	(491,646)
Financing activities:
Proceeds from issuance of long-term debt	1,057,474	535,750
Repayment of long-term debt	(879,904)	(5,000)
Payment of debt issuance costs	(14,100)	(6,443)
Proceeds from issuance of common stock, net	265,923	6,546
Other	(658)	(7,969)
Net cash provided by financing activities	428,735	522,884
Net increase (decrease) in cash and cash equivalents	(27,983)	212,828
Cash and cash equivalents at beginning of period	357,708	433,337
Cash and cash equivalents at end of period	$329,725	$646,165

Supplementary disclosure of cash flow information:
Cash paid for interest	$111,113	$89,568
Cash paid for income taxes	$2,482	$1,906

Explanatory Notes to Financial Statements

(1) The consolidated financial statements and the tables of results and operating and financial metrics included at the beginning of this release include the accounts of Leap and its wholly owned subsidiaries as well as the accounts of LCW Wireless, LLC and Denali Spectrum, LLC and their wholly owned subsidiaries. The Company consolidates its interests in LCW Wireless, LLC and Denali Spectrum, LLC in accordance with Financial Accounting Standards Board Interpretation No. 46-R, “Consolidation of Variable Interest Entities,” because these entities are variable interest entities and the Company will absorb a majority of their expected losses. All significant intercompany accounts and transactions have been eliminated in the condensed consolidated financial statements.

(2) The following tables summarize operating data for the Company’s consolidated operations for the three and six months ended June 30, 2009 and 2008 (unaudited; in thousands, except percentages):

	Three Months Ended June 30,
					Change from
					Prior Year
		% of 2009		% of 2008
		Service		Service
	2009	Revenues	2008	Revenues	Dollars	Percent
Revenues:
Service revenues	$541,585		$417,143		$124,442	29.8%
Equipment revenues	55,823		57,715		(1,892)	(3.3)%
Total revenues	597,408		474,858		122,550	25.8%
Operating expenses:
Cost of service	154,567	28.5%	118,857	28.5%	35,710	30.0%
Cost of equipment	127,775	23.6%	105,127	25.2%	22,648	21.5%
Selling and marketing	96,688	17.9%	74,276	17.8%	22,412	30.2%
General and administrative	90,938	16.8%	77,233	18.5%	13,705	17.7%
Depreciation and amortization	99,621	18.4%	86,167	20.7%	13,454	15.6%
Total operating expenses	569,589	105.2%	461,660	110.7%	107,929	23.4%
Gain (loss) on sale or disposal of assets	(1,554)	(0.3)%	1,252	0.3%	(2,806)	(224.1)%
Operating income	$26,265	4.8%	$14,450	3.5%	$11,815	81.8%

	Six Months Ended June 30,
					Change from
					Prior Year
		% of 2009		% of 2008
		Service		Service
	2009	Revenues	2008	Revenues	Dollars	Percent
Revenues:
Service revenues	$1,055,590		$816,072		$239,518	29.4%
Equipment revenues	128,805		127,170		1,635	1.3%
Total revenues	1,184,395		943,242		241,153	25.6%
Operating expenses:
Cost of service	298,911	28.3%	230,027	28.2%	68,884	29.9%
Cost of equipment	285,571	27.1%	219,348	26.9%	66,223	30.2%
Selling and marketing	200,211	19.0%	132,376	16.2%	67,835	51.2%
General and administrative	187,115	17.7%	153,140	18.8%	33,975	22.2%
Depreciation and amortization	189,354	17.9%	168,806	20.7%	20,548	12.2%
Total operating expenses	1,161,162	110.0%	903,697	110.7%	257,465	28.5%
Gain on sale or disposal of assets	2,027	0.2%	961	0.1%	1,066	110.9%
Operating income	$25,260	2.4%	$40,506	5.0%	$(15,246)	(37.6)%

Total share-based compensation expense related to the Company’s share-based awards for the three and six months ended June 30, 2009 and 2008 was allocated to the statements of operations as follows (unaudited; in thousands, except per share data):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Cost of service	$801	$614	$1,645	$1,517
Selling and marketing expense	1,466	1,179	3,049	2,534
General and administrative expense	8,140	5,541	17,368	12,985
Share-based compensation expense	$10,407	$7,334	$22,062	$17,036
Share-based compensation expense per share:
Basic	$0.15	$0.11	$0.32	$0.25
Diluted	$0.15	$0.11	$0.32	$0.25

Definition of Terms and Reconciliation of Non-GAAP Financial Measures

The Company utilizes certain financial measures that are widely used in the telecommunications industry and are not calculated based on GAAP. Certain of these financial measures are considered non-GAAP financial measures within the meaning of Item 10 of Regulation S-K promulgated by the SEC.

(4) Churn, which measures customer turnover, is calculated as the net number of customers that disconnect from our service divided by the weighted-average number of customers divided by the number of months during the period being measured. Customers who do not pay their first monthly bill are deducted from our gross customer additions in the month in which they are disconnected; as a result, these customers are not included in churn. Customers of our Cricket Wireless and Cricket Broadband service are generally disconnected from service approximately 30 days after failing to pay a monthly bill, and pay-in-advance customers who ask to terminate their service are disconnected when their paid service period ends. Customers for our Cricket PAYGo service are generally disconnected from service if they have not replenished or “topped up” their account within 60 days after the end of their current term of service. Management uses churn to measure our retention of customers, to measure changes in customer retention over time, and to help evaluate how changes in our business affect customer retention. In addition, churn provides management with a useful measure to compare our customer turnover activity to that of other wireless communications providers. We believe investors use churn primarily as a tool to track changes in our customer retention over time and to compare our customer retention to that of other wireless communications providers. Other companies may calculate this measure differently.

(5) ARPU is service revenue divided by the weighted-average number of customers, divided by the number of months during the period being measured. Management uses ARPU to identify average revenue per customer, to track changes in average customer revenues over time, to help evaluate how changes in our business, including changes in our service offerings and fees, affect average revenue per customer, and to forecast future service revenue. In addition, ARPU provides management with a useful measure to compare our subscriber revenue to that of other wireless communications providers. We do not recognize service revenue until payment has been received and services have been provided to the customer. In addition, customers of our Cricket Wireless and Cricket Broadband service are generally disconnected from service approximately 30 days after failing to pay a monthly bill. Customers for our Cricket PAYGo service are generally disconnected from service if they have not replenished or “topped up” their account within 60 days after the end of their current term of service. Therefore, because our calculation of weighted-average number of customers includes customers who have not paid their last bill and have yet to disconnect service, ARPU may appear lower during periods in which we have significant disconnect activity. We believe investors use ARPU primarily as a tool to track changes in our average revenue per customer and to compare our per customer service revenues to those of other wireless communications providers. Other companies may calculate this measure differently.

(6) CPGA is selling and marketing costs (excluding applicable share-based compensation expense included in selling and marketing expense), and equipment subsidy (generally defined as cost of equipment less equipment revenue), less the net loss on equipment transactions unrelated to initial customer acquisition, divided by the total number of gross new customer additions during the period being measured. The net loss on equipment transactions unrelated to initial customer acquisition includes the revenues and costs associated with the sale of handsets to existing customers as well as costs associated with handset replacements and repairs (other than warranty costs which are the responsibility of the handset manufacturers). We deduct customers who do not pay their first monthly bill from our gross customer additions, which tends to increase CPGA because we incur the costs associated with this customer without receiving the benefit of a gross customer addition. Management uses CPGA to measure the efficiency of our customer acquisition efforts, to track changes in our average cost of acquiring new subscribers over time, and to help evaluate how changes in our sales and distribution strategies affect the cost-efficiency of our customer acquisition efforts. In addition, CPGA provides management with a useful measure to compare our per customer acquisition costs with those of other wireless communications providers. We believe investors use CPGA primarily as a tool to track changes in our average cost of acquiring new customers and to compare our per customer acquisition costs to those of other wireless communications providers. Other companies may calculate this measure differently.

The following table reconciles total costs used in the calculation of CPGA to selling and marketing expense, which we consider to be the most directly comparable GAAP financial measure to CPGA (unaudited; in thousands, except gross customer additions and CPGA):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Selling and marketing expense	$96,688	$74,276	$200,211	$132,376
Less share-based compensation expense included in selling and marketing expense	(1,466)	(1,179)	(3,049)	(2,534)
Plus cost of equipment	127,775	105,127	285,571	219,348
Less equipment revenue	(55,823)	(57,715)	(128,805)	(127,170)
Less net loss on equipment transactions unrelated to initial customer acquisition	(8,392)	(9,389)	(21,840)	(23,409)
Total costs used in the calculation of CPGA	$158,782	$111,120	$332,088	$198,611
Gross customer additions	790,933	542,005	1,680,844	1,092,525
CPGA	$201	$205	$198	$182

(7) CCU is cost of service and general and administrative costs (excluding applicable share-based compensation expense included in cost of service and general and administrative expense) plus net loss on equipment transactions unrelated to initial customer acquisition (which includes the gain or loss on the sale of handsets to existing customers and costs associated with handset replacements and repairs (other than warranty costs which are the responsibility of the handset manufacturers), divided by the weighted-average number of customers, divided by the number of months during the period being measured. CCU does not include any depreciation and amortization expense. Management uses CCU as a tool to evaluate the non-selling cash expenses associated with ongoing business operations on a per customer basis, to track changes in these non-selling cash costs over time, and to help evaluate how changes in our business operations affect non-selling cash costs per customer. In addition, CCU provides management with a useful measure to compare our non-selling cash costs per customer with those of other wireless communications providers. We believe investors use CCU primarily as a tool to track changes in our non-selling cash costs over time and to compare our non-selling cash costs to those of other wireless communications providers. Other companies may calculate this measure differently.

The following table reconciles total costs used in the calculation of CCU to cost of service, which we consider to be the most directly comparable GAAP financial measure to CCU (unaudited; in thousands, except weighted-average number of customers and CCU):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Cost of service	$154,567	$118,857	$298,911	$230,027
Plus general and administrative expense	90,938	77,233	187,115	153,140
Less share-based compensation expense included in cost of service and general and administrative expense	(8,941)	(6,155)	(19,013)	(14,502)
Plus net loss on equipment transactions unrelated to initial customer acquisition	8,392	9,389	21,840	23,409
Total costs used in the calculation of CCU	$244,956	$199,324	$488,853	$392,074
Weighted-average number of customers	4,432,381	3,162,028	4,245,621	3,059,252
CCU	$18.42	$21.01	$19.19	$21.36

(8) Adjusted OIBDA is defined as operating income (loss) before depreciation and amortization, adjusted to exclude the effects of: gain/loss on sale/disposal of assets; impairment of assets; and share-based compensation expense (benefit). Existing business adjusted OIBDA further adjusts adjusted OIBDA to exclude total revenues attributable to expansion markets launched after December 31, 2007 and the Company’s Broadband service offering that were included in total revenues, and to add back operating expenses attributable to such activities that were included in total operating expenses (other than depreciation and amortization and share-based compensation expense, which have already been added back to adjusted OIBDA). Generally, for purposes of calculating these measures, corporate-level and regional-level overhead expenses are allocated to our markets based on gross customer additions and weighted average customers by market. Adjusted OIBDA and existing business adjusted OIBDA should not be construed as alternatives to operating income or net income as determined in accordance with GAAP, as alternatives to cash flows from operating activities as determined in accordance with GAAP or as measures of liquidity.

In a capital-intensive industry such as wireless telecommunications, management believes that adjusted OIBDA and existing business adjusted OIBDA, as well as the associated percentage margin calculations, are meaningful measures of the Company’s operating performance. We use adjusted OIBDA and existing business adjusted OIBDA as supplemental performance measures because management believes they facilitate comparisons of the Company’s operating performance from period to period and comparisons of the Company’s operating performance to that of other companies by backing out potential differences caused by the age and book depreciation of fixed assets (affecting relative depreciation expenses) as well as the items described above for which additional adjustments were made. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. Because adjusted OIBDA and existing business adjusted OIBDA facilitate internal comparisons of our historical operating performance, management also uses these metrics for business planning purposes and to measure our performance relative to that of our competitors. In addition, we believe that adjusted OIBDA, existing business adjusted OIBDA, and similar measures are widely used by investors, financial analysts and credit rating agencies as measures of our financial performance over time and to compare our financial performance with that of other companies in our industry. Adjusted OIBDA and existing business adjusted OIBDA have limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations include:

  they do not reflect capital expenditures;
  although they do not include depreciation and amortization, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted OIBDA and existing business adjusted OIBDA do not reflect cash requirements for such replacements;
  they do not reflect costs associated with share-based awards exchanged for employee services;
  they do not reflect the interest expense necessary to service interest or principal payments on current or future indebtedness;
  they do not reflect expenses incurred for the payment of income taxes and other taxes; and
  other companies, including companies in our industry, may calculate these measures differently than we do, limiting their usefulness as comparative measures.

Management understands these limitations and considers adjusted OIBDA and existing business adjusted OIBDA as financial performance measures that supplement but do not replace the information provided to management by our GAAP results.

The following table reconciles adjusted OIBDA and existing business adjusted OIBDA to operating income, which we consider to be the most directly comparable GAAP financial measure to adjusted OIBDA and existing business adjusted OIBDA (unaudited; in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Operating income	$26,265	$14,450	$25,260	$40,506
Plus depreciation and amortization	99,621	86,167	189,354	168,806
OIBDA	125,886	100,617	214,614	209,312
Less (gain) loss on sale or disposal of assets	1,554	(1,252)	(2,027)	(961)
Plus share-based compensation expense	10,407	7,334	22,062	17,036
Adjusted OIBDA	137,847	106,699	234,649	225,387
Plus net operating expense attributable to expansion markets and the Company’s Cricket Broadband service included in total operating expenses	53,674	47,778	121,235	64,052
Existing business adjusted OIBDA	$191,521	$154,477	$355,884	$289,439

CONTACT:
Leap Wireless International, Inc.
Greg Lund, Media Relations, 858-882-9105
glund@leapwireless.com
or
Amy Wakeham, Investor Relations, 858-882-6084
awakeham@leapwireless.com